Exhibit 99.1

TowneBank Completes Merger With Paragon Commercial Corporation

SUFFOLK, Va., Jan. 29, 2018 (GLOBE NEWSWIRE) — Hampton Roads based TowneBank (NASDAQ:TOWN) announced that, at the close of business on January 26, 2018, it completed the previously announced merger with Paragon Commercial Corporation (“Paragon”) and its wholly-owned bank subsidiary. Pursuant to the previously announced terms of the merger, stockholders of Paragon are entitled to receive 1.7250 shares of TowneBank common stock for each share of Paragon common stock.

“We are pleased to welcome our friends at Paragon to the TowneBank family as we take this exciting step forward together,” said G. Robert Aston, Jr., Chairman and CEO of TowneBank. “This combination of two great community banks will allow us to better serve the financial needs of our customers, while also providing the opportunity to enhance profitability and increase shareholder value.”

On a pro forma combined basis giving effect to the merger as if the transaction had occurred on September 30, 2017, TowneBank would have approximately $10.5 billion in total assets.

Following the merger, TowneBank will operate in the Raleigh, Charlotte, and Cary markets as Paragon Bank, a division of TowneBank. Robert C. Hatley, former President and CEO of Paragon, will continue in his role as the President and CEO of the Paragon Division.

“Our staff, our clients, our Board of Directors and our shareholders are extremely excited this day has come. The combination of two outstanding banks, which are mirror images of each other in their business models, the attention to detail, their commitment to their staffs, their clients and their communities, will create the best banking franchise in North Carolina and Virginia,” said Hatley.

In connection with the completion of the merger, two Paragon directors, Robert C. Hatley and Howard Jung, will join the Board of Directors of TowneBank.

About TowneBank

As one of the top community banks in Virginia and North Carolina, TowneBank operates 40 banking offices serving Chesapeake, Chesterfield County, Glen Allen, Hampton, James City County, Mechanicsville, Newport News, Norfolk, Portsmouth, Richmond, Suffolk, Virginia Beach, Williamsburg, and York County in Virginia, along with Raleigh, Cary, Charlotte, Moyock, Grandy, Camden County, Southern Shores, Corolla and Nags Head in North Carolina. Towne also offers a full range of financial services through its controlled divisions and subsidiaries that include Towne Investment Group, Towne Wealth Management, Towne Insurance Agency, Towne Benefits, TowneBank Mortgage, TowneBank Commercial Mortgage, Berkshire Hathaway HomeServices

Towne Realty, Towne 1031 Exchange, LLC, and Towne Vacations. Local decision-making is a hallmark of its hometown banking strategy that is delivered through the leadership of each group’s President and Board of Directors. With total assets of $8.52 billion as of December 31, 2017, TowneBank is one of the largest banks headquartered in Virginia. Based on financial data as of September 30, 2017 and reflecting the merger with Paragon, TowneBank would have total assets of $10.5 billion, gross loans of $7.3 billion and total deposits of $7.8 billion.

Forward-Looking Statements

Statements made in this release, other than those concerning reported historical financial information, may be considered forward-looking statements, which speak only as of the date of this release, are based on current expectations, and involve a number of assumptions. These include statements as to the anticipated benefits of TowneBank’s merger with Paragon, including future financial and operating results, cost savings and enhanced revenues that may be realized from the merger as well as other statements of expectations regarding the merger and any other statements regarding future results or expectations. TowneBank intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. TowneBank’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material effect on the operations and future prospects of TowneBank include but are not limited to: the businesses of TowneBank and Paragon may not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected; expected revenue synergies and cost savings from the merger may not be fully realized or realized within the expected timeframe; revenues following the merger may be lower than expected; customer and employee relationships and business operations may be disrupted by the merger; changes in interest rates, general economic and business conditions; legislative/regulatory changes; the monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System; the quality and composition of the loan and securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in TowneBank’s market areas; the implementation of new technologies and the ability to develop and maintain secure and reliable electronic systems; changes in the securities markets; changes in accounting principles, policies and guidelines; and other risk factors detailed from time to time in filings made by TowneBank with the Federal Deposit Insurance Corporation. TowneBank undertakes no obligation to update or clarify these forward-looking statements, whether as a result of new information, future events or otherwise.

For more information contact:

G. Robert Aston, Jr., Chairman and CEO, (757) 638-6780

William B. Littreal, Chief Strategy and Investor Relations Officer, (757) 638-6813